UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2011

Commonwealth Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Virginia	000-17377	54-1460991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

403 Boush Street, Norfolk, Virginia 23510
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code:   (757) 446-6900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 17, 2011, Commonwealth Bankshares, Inc. (the “Company”) received a letter (the “Notification Letter”) from The NASDAQ Stock Market (“NASDAQ”) notifying the Company that it no longer meets NASDAQ’s continued listing requirement under Listing Rule 5450(b)(1)(C) (the “Market Value Rule”).  The Notification Letter states that the Market Value of the Company’s common stock was below the minimum Market Value of Publicly Held Shares (“MVPHS”) of $5,000,000 for the last 30 consecutive business days and that the Company is therefore not in compliance with the Market Value Rule.

The Notification Letter has no effect at this time on the listing of the Company’s common stock on the NASDAQ Global Select Market and the Company’s common stock will continue to trade on the NASDAQ Global Select Market under the symbol “CWBS.”

The Notification Letter states that the Company will be afforded 180 calendar days, or until November 14, 2011, to regain compliance with the Market Value Rule. To regain compliance, the MVPHS of the Company’s common stock must meet or exceed $5,000,000 for at least ten consecutive business days. If the Company does not regain compliance by November 14, 2011, NASDAQ will provide written notification to the Company that the Company’s common stock will be subject to delisting from the NASDAQ Global Select Market.  The Company may, however, consider applying for a transfer to the NASDAQ Capital Market, provided it satisfies the requirements for continued listing on that market.

The Company intends to actively monitor the market value of its common stock and will consider available options to resolve the deficiency and regain compliance with the Market Value Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commonwealth Bankshares, Inc.

Date: May 20, 2011	By: /s/ Cynthia A. Sabol
Name: Cynthia A. Sabol
Title: Executive Vice President and Chief Financial Officer